[WATERMARK:SPECIMEN]

                                   ENDORSEMENT
                           APPLICABLE TO TSA CONTRACTS

When issued with this Endorsement, this Contract is a "TSA Contract" which meets the requirements of Section 403(b) of the Code. It is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, applicable sections of this Contract. Also, your rights under the Contract are not forfeitable. When used in this Endorsement references to the Code include references to applicable tax Regulations.

1.   "AGREEMENT" IS ADDED TO THE CONTRACT AS SECTION 1.00:

     The term "Agreement" means a "Salary Reduction Agreement" described in
     Section 3121(a)(5)(D) of the Code and Treasury Regulation Section 1.403(b)-1(b)(3). This is an between an Employer and an employee of the Employer, in which the Employer agrees to accept a reduction in salary or forgo an increase in salary and to have such amounts applied under the Contract for the employee's behalf. If the Employer's Plan or arrangement permits, the employee may enter into more than one such Salary Reduction Agreement with the Employer in any calendar year.

2. "ANNUITY COMMENCEMENT DATE" (SECTION 1.04) IS AMENDED BY ADDING THE FOLLOWING AS THE LAST PARAGRAPH:

     Your choice of an Annuity Commencement Date is subject to the maximum maturity age stated in the Data pages. If you choose an Annuity Commencement Date later than age 70 1/2, you must withdraw at least the minimum payments required by tax regulations that apply, unless you elect to satisfy these requirements through other "403(b) arrangements" (defined in "Restrictions on Payments"). See Item "Required Minimum Distributions".

3.   "CONTRIBUTION" (SECTION 1.12) IS REVISED AS FOLLOWS:

     Contribution means a payment made to us for you with respect to an annuity purchased for you under the Plan.

4.   "ELECTIVE DEFERRALS" IS ADDED TO THE CONTRACT AS SECTION 1.12B:

     Elective Deferral Contributions and Salary Reduction Contributions mean the same thing. They are Contributions made under a Salary Reduction Agreement as described in Section 1.00 and subject to the limits in Section 3.01.

5.   "ELIGIBLE ANNUITY CERTAIN" IS ADDED TO THE CONTRACT AS SECTION 1.12C:

     The term "Eligible Annuity Certain" means an annuity not involving life contingencies issued by us which extends beyond your attainment of age
     59 1/2 and does not permit any prepayment of the unpaid principal (that is, no withdrawal or single sum payment) prior to your attainment of age
     59 1/2.


No. 2002TSATRS-TX
                                       -1-
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6.   "EMPLOYER" IS ADDED TO THE CONTRACT AS SECTION 1.12D:

     "Employer" means either of the following:

     (a) A State, a political subdivision of a State or an agency or instrumentality of any of the foregoing, with respect to employees who perform services for any educational organization, as described in
          Section 170(b)(1)(A)(ii) of the Code with respect to Public Schools K-12 only.

7. "OWNER" (SECTION 1.19) FOR PURPOSES OF THIS ENDORSEMENT IS REPLACED WITH THE FOLLOWING:

     You must be both the Owner and the Annuitant.

8.   "PLAN" IS ADDED TO THE CONTRACT AS SECTION 1.19A:

     "Plan" means a program established by an Employer, for the purchase of annuities for its employees. The Employer shall be the "Plan Administrator" within the meaning of Section of 414(g) of the Code and applicable Treasury Regulations.

9.   "CONTRIBUTIONS" (SECTIONS 3.01 AND 3.02):

     Contributions must be remitted by the Employer. You may, with our agreement, (i) transfer to the Contract unless any amount held under a contract or account that meets the requirements of Section 403(b) of the Code ("Transferred Funds"), or (ii) roll over contributions from a contract or account that meets the requirements of Section 403(b) or Section 408(d)(3)(A)(ii) of the Code. If you make a transfer as described in (i) above, you must tell us the portion, if any, of the Transferred Funds which are (a) exempt from the payment restrictions described in "Restrictions on Payments" below and (b) eligible for delayed distribution under "Required Minimum Distributions" below. If you do not tell us, then we will treat all such amounts as being subject to the applicable tax restrictions. Any Transferred Funds from a contract not issued by us will be reduced by the amount of any tax charge that applies, as we determine.

     Contributions to the Contract are limited to your salary deferrals for the year computed as required by Sections 403(b), 402(g), 414(v), if applicable under the Plan and 415(c) of the Code. Unless this Contract is purchased under an ERISA plan and "employer contributions" may be made, all contributions are made by your Employer under a salary reduction agreement you enter into with your Employer. Your salary reduction contributions are "elective deferrals" and cannot exceed the elective deferral limitation under Section 402(g) of the Code and 414(v), if applicable which applies to this Contract and all other plans, contracts or arrangements with your Employer. If Contributions to this Contract inadvertently cause the excess deferral limit to be violated, such deferrals must be distributed by April 15 of the following calendar year, as described in Treasury Regulation
     Section 1.402(g)-1(e). (subject to a Withdrawal Charge, unless otherwise specified in the Contract) and the rules of Section 414(v) of the Code if applicable.

No. 2002TSATRS-TX
                                       -2-

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     If we are notified that any Contributions would cause this Contract not to qualify under Section 403(b) of the Code, we reserve the right to either
     (i) refuse to accept any such Contributions or (ii) apply such Contributions to a nonqualified deferred annuity contract or Contract for the exclusive benefit of you and your beneficiaries.

10.  "BENEFICIARY CONTINUATION OPTION" IS ADDED TO THE CONTRACT AS SECTION
     6.02A:

     Except as otherwise provided in this section, this section will apply only if you die before the Annuity Commencement Date, and the beneficiary named in Section 6.02 of this Contract is an individual.

     If there is more than one Beneficiary, and any Beneficiary is not an individual, then this section does not apply to that Beneficiary and the non-individual beneficiary's share of the Death Benefit described in
     Section 6.02 of the Contract is payable to the non-individual beneficiary.

     If this section applies and there is more than one beneficiary, the Annuity Account Value will be apportioned among your beneficiaries as you designate pursuant to Section 6.02 of this Contract.

     One or more individual Beneficiaries may continue this Contract. In order to continue this Contract under the terms set forth under (a) through (h) below, we must receive that beneficiary's election within 9 months after your death and before the beneficiary's share of the Death Benefit is paid out in any manner inconsistent with that beneficiary's election to continue the Contract.

     Each individual Beneficiary electing to continue the Contract will be a "Continuation Beneficiary" described in item c. below with respect to that beneficiary's portion of the Annuity Account Value. For any Beneficiary who does not timely elect to be a Continuation Beneficiary, we will pay that beneficiary's share of the Death Benefit pursuant to Section 6.02 of the Contract in a lump sum.

     The terms of the Beneficiary Continuation Option are as follows:

     a. the Contract cannot be assigned and must continue in your name for the benefit of your Continuation Beneficiary.

     b. as of the date we receive satisfactory proof of your death and all necessary documentation to make a claim under the Contract, we will compare the Annuity Account Value and the Minimum Death Benefit as of this date (the reset date). If the Annuity Account Value is less than the Minimum Death Benefit, we will reset the Annuity Account Value to equal such Death Benefit.

No. 2002TSATRS-TX
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          The minimum Death Benefit is the sum of all your Contributions less any outstanding loan and less any withdrawals in accordance with
          Section 6.01 and the applicable Data Page of this Contract.

          If there are multiple beneficiaries the reset date will be the date on which we receive the documentation as described in subparagraph (b). Any beneficiary subsequently electing a Death Benefit will receive the applicable payment amount.

          The Death Benefit provision ends after Beneficiary Continuation Option is elected.

     c. the Continuation Beneficiary will automatically become the Annuitant as defined in the Contract with respect to that Continuation Beneficiary's portion of the Annuity Account Value

     d. the Continuation Beneficiary may transfer amounts among the Investment Options.

     e. the Continuation Beneficiary cannot make any additional Contributions to the Contract.

     f. distributions to the Continuation Beneficiary will be made in accordance with requirements for payments after your death described in "Required Minimum Distributions" of this Endorsement and the required minimum distribution rules of the Code. If there is more than one Continuation Beneficiary, payments to each will be based on the individual life expectancy of each Continuation Beneficiary.

     g. the Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a withdrawal charge.

     h. upon the Continuation Beneficiary's death, we will make a lump sum payment of any remaining Annuity Account Value apportioned to that Continuation Beneficiary to the person designated by the deceased Continuation Beneficiary to receive any such payment, unless the person designated by the deceased Continuation Beneficiary elects to continue the payment method originally elected by the Continuation Beneficiary.

No. 2002TSATRS-TX
                                       -4-

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                              [WATERMARK:SPECIMEN]


A trust with only individual beneficiaries may continue the Contract after your death if:

     1.   the trust is the sole Beneficiary;

     2.   all of the beneficiaries of the trust are individuals; and

     3. the trust qualifies as a designated Beneficiary for purposes of the required minimum distribution rules of the Code; and

     4. the trust provides us the documentation that we require within the time period we require.

In the event that such a qualifying trust elects to continue the Contract, the oldest trust beneficiary is the Continuation Beneficiary and the individual whose life expectancy is used to measure payments required after your death as described in "Required Minimum Distributions" of the Endorsement.

11.  RESTRICTIONS ON PAYMENTS:

     No payments in violation of the limits provided in Section 403(b)(11) of the Code may be made with respect to salary reduction Contributions and earnings credited thereon, less any "grandfather amount" described below (these amounts are "Restricted Amounts").

     Unless you have made Contributions to this Contract through a transfer described in "Contributions" and you have also provided our Processing Office in writing with a "grandfather amount," all amounts under this Contract will be deemed attributable to salary reduction contributions made after December 31, 1988 and earnings credited thereon. A "grandfather amount" is your "403(b) arrangement" account balance as of December 31, 1988. ("403(b) arrangement" means any plan which qualifies under Section 403(b) of the Code.)

     All amounts attributable to Contributions directly transferred from a custodial account under Section 403(b)(7) of the Code (including Contributions directly transferred from a Section 403(b)(7) custodial account into any other Section 403(b)(1) annuity contracts which are subsequently directly transferred are "Restricted Amounts".

     Payments of Restricted Amounts may not be made until you reach age 59 1/2, separate from service or has a severance from employment, die, or become disabled. Payments of salary reduction Contributions (but not any earnings credited thereon) may also be made in the case of hardship. A request for a withdrawal of Restricted Amounts on the grounds of disability or hardship as defined in the Code must be sent with proof acceptable to us of such condition. (For this purpose, disability is defined in Section 72(m)(7) of the Code and hardship is defined in Section 403(b)(11) of the Code. We reserve the right to limit transfers of Cash Value, up to the amount of any Loan Reserve Account under your Contract, to another 403(b) arrangement while you have an outstanding loan as described in "Loans" of this Endorsement.

No. 2002TSATRS-TX
                                       -5-

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12.  DIRECT ROLLOVER OPTION:

     You (or a Beneficiary under Section 6.02 of this Contract who is your surviving spouse) may elect to have all or any portion of your Cash Value (or Death Benefit) paid directly to another "eligible retirement plan" in a "direct rollover transaction" as these terms are defined in Sections 403(b) and 402(c) of the Code.

     In order to elect this option all of the following requirements must be met:

     (a) The recipient of the distribution must be an eligible retirement plan maintained for your benefit (or for your spousal beneficiary). In your case, both an individual retirement arrangement ("IRA") under Section 408 of the Code or another 403(b) arrangement is an eligible retirement plan. In the case of a spousal beneficiary, only an IRA qualifies as an eligible retirement plan which may receive a direct rollover.

     (b) The distribution must not include any after-tax contributions under this Contract.

     (c) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code ("Required Minimum Distribution", below). We reserve the right to determine the amount of the required minimum distribution. If you have elected a payment option as described in the section "Annuity Benefits" of this Contract which is either paying substantially equal periodic payments for a period of ten years or more or a life annuity, the direct rollover option does not apply to those same funds.

     (d) The direct rollover option is not available for a hardship distribution within the meaning of Section 402(c)(4)(C) of the Code.

13.  REQUIRED MINIMUM DISTRIBUTIONS:

     "Required Minimum Distribution" payments for this Contract must be computed for the calendar year you turn age 70-1/2 and for each year thereafter. The Required Minimum Distribution payments you compute must start no later than April 1 of the calendar year after you turn age 70-1/2, except as otherwise noted in this Item 14.

     If you have Transferred Funds described in "Contributions" of this Endorsement, payments of the amount of your December 31, 1986 account balance transferred to this Contract must begin by age 75 or, if later, your separation from service.

     You compute the Required Minimum Distribution payment for this Contract every year based on the method you choose. (We are not required to compute your Required Minimum Distribution.) Your Required Minimum Distribution payment may be computed under any of the methods permitted under Section 401(a)(9) of the Code and applicable Treasury Regulations, and payments must be made as required by those rules, including "incidental death benefit" rules.

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     The Required Minimum Distribution rules are designed so that the amount of your Annuity Account Value will be paid out over your life or life expectancy or over the joint lives or joint life expectancies of you and your named beneficiary. Life expectancy is computed by use of the expected return multiples in Tables V and VI of Treasury Regulation Section 1.72-9, or any other table prescribed by the Internal Revenue Service.

     You may choose to recalculate your life expectancy annually. If your spouse is your named Beneficiary, you may also choose to recalculate your spouse's life expectancy. You may not recalculate the life expectancy of a beneficiary who is not a spouse.

     Payments of your annual Required Minimum Distribution calculated for this Contract may be made from this Contract or from another 403(b) arrangement that you maintain, if permitted by Internal Revenue Service rules.

     If you die after Required Minimum Distribution payments have begun, the remaining amount of your Annuity Account Value must continue to be paid at least as quickly as under the calculation and payment method being used before your death.

     If you die before Required Minimum Distribution payments begin, payment of your Annuity Account Value must be completed no later than December 31 of the calendar year in which the fifth anniversary of your death occurs, except to the extent that a choice is made to receive death benefit payments under (a) and (b) below:

     (a) If payments are to be made to a Beneficiary, then the Annuity Account Value may be paid over the life or life expectancy of the named beneficiary. Such payments must begin on or before December 31 of the calendar year which follows the year of your death.

     (b) If the named Beneficiary is your spouse, the date that payments must begin under (a) above will not be before (i) December 31 of the calendar year which follows the year of your death or, if later, (ii) December 31 of the calendar year in which you would have reached age 70-1/2.

14.  LOANS:

     a.   GENERAL:

          You may request a loan, subject to the terms of this section. Your loan is subject to the terms of the Plan, if applicable, and the Code. Future restrictions in the Code may require changes in the terms and availability of loans.

          We reserve the right not to permit a new loan if you have previously defaulted on a loan and have not repaid the amount due.

No. 2002TSATRS-TX
                                       -7-

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                              [WATERMARK:SPECIMEN]


          A loan is effective on the date we specify, according to our then current procedures, after we approve your Loan Request Form. Your Loan Request Form together with your loan confirmation notice will be your loan agreement and will contain all the terms of the loan which apply, including amount of the loan, interest rate and the payment due.

          Only one outstanding loan is permitted at a time under this Contract.

     b.   LOAN AMOUNT:

          The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum amount of a loan be less than $1000. The maximum amount of a loan will be determined as described in the next paragraph subject in all cases only to the maximum amount which may be described in the Code.

          As a condition for making a loan, we will require you to state that the loan amount requested, together with loans (principal plus interest) from all other plans of your Employer, does not exceed the maximum amount permitted under the Code.

          The amount of the loan may not be more than the lesser of (A) or (B) below:

          (A) $50,000, less the highest outstanding balance of loans under any plan of your Employer during the one-year-period ending the day before the Loan Effective Date, over the outstanding balance of loans under any plan of your Employer on the Loan Effective Date.

          (B) the greater of (i) one half the present value of your nonforfeitable accrued benefit under all plans of your Employer or (ii) $10,000.

     c.   LOAN TERM:

          The loan term will be five years. If you state on the Loan Request Form that the purpose of the loan is to purchase your principal residence, your loan term will be ten years. Repayment of the loan may be accelerated and full repayment of unpaid principal and interest will be required upon the earliest of (i) the election and commencement of Annuity Benefits under "Commencement of Annuity Benefits" of the Contract, (ii) the date the Contract terminates pursuant to the section on "Termination", (iii) the date we pay a death benefit pursuant to the section on "Death Benefit" of the Contract, or (iv) any date where we determine the Code requires acceleration of the loan repayment so that the Federal income tax status of your TSA Contract is not adversely affected.

No. 2002TSATRS-TX
                                       -8-

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                              [WATERMARK:SPECIMEN]

     d.   LOAN RESERVE ACCOUNT:

          On the Loan Effective Date, we will transfer to a loan reserve account an amount equal to the sum of the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term. You may not make any partial withdrawals or transfers from the Loan Reserve Account until after repayment. You may specify on your Loan Request Form from which Investment Option(s) the Loan Reserve Account will be funded.

          The "Loan Reserve Account Rate" will equal the loan interest rate (see "Loan Interest Rate") minus 2%, or such other percentage which is determined according to our then current procedures and which is not greater than permitted under any current applicable state or federal law.

     e.   LOAN INTEREST RATE:

          (i) This item (i) applies to your TSA Contract if an ERISA Plan does not apply.

               We will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"). Such rate will be not greater than any maximum rate required under any current applicable state or federal law.

          (ii) This item (ii) applies if an ERISA Plan applies to your TSA Contract.

               We will from time to time determine the loan interest rate at which interest on a loan will accrue daily; however, if requested by the Employer, we will substitute the rate requested by the Employer, subject to any limitations imposed by law. The rate so determined by us will be a reasonable rate set in accordance with Department of Labor Regulations 255.408b-1(e), and will be based on prevailing rates available at the date of determination on loans charged by persons in the business of lending money for loans which would be made under similar circumstances.

     f.   REPAYMENTS:

          The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law. The rate so determined by us will be a reasonable rates set in accordance with Department of Labor Regulation 2550.408b-1(e), and will be based on prevailing rates available at the date of determination on loans charged by persons in the business of lending money for loans which would be made under similar circumstances.

No. 2002TSATRS-TX
                                       -9-

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     g.   DEFAULT:

          By each repayment date, if the amount of the loan payment is less than the amount due or the loan payment is not received at our Processing Office, we will treat the amount of the unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for Federal income tax purposes.

          If the amount in the loan reserve account is not subject to the restrictions described in "Restrictions on Payments" of this Endorsement, on your default we reserve the right to deduct from the loan reserve account an amount equal to the interest and principal payments due. We also reserve the right to deduct any Withdrawal Charges that apply and any required tax withholding.

          If the amount in the loan reserve account is subject to the restrictions described in "Restrictions on Payments" of this Endorsement, on your default we will designate in the loan reserve account an amount equal to the unpaid balance (interest and principal payments due) at the time of the default. When your Contract is no longer subject to the withdrawal restrictions as described in "Restrictions on Payments", we will have the right to foreclose on this amount, and deduct any Withdrawal Charges that would have applied at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date you attain age 59-1/2 or we are notified in writing that another event has occurred which would permit Restricted Amounts to be paid. (Such an event includes separation from service, disability or death.)

     h.   CHANGES:

          We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any law that applies to the TSA Contract.

15.  ASSIGNMENTS (SECTION 9.05):

     No amount to be paid under the Contract may be assigned, commuted, or encumbered by the payee. To the extent permitted by law, no such amount will in any way be subject to any legal process to subject the same to the payment of any claim against such payee. The foregoing will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order as defined in section 414(p) of the Code. No interest under the Contract may be transferred to any persons others than us upon surrender of such interest.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

/s/Christopher M. Condron                   /s/Pauline Sherman
------------------------------------        ------------------------------------
Christopher M. Condron                      Pauline Sherman
Chairman and Chief Executive Officer        Senior Vice President, Secretary and
                                            Associate General Counsel

No. 2002TSATRS-TX
                                      -10-

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                                      DATA


PART A - THIS PART LISTS YOUR PERSONAL DATA

OWNER:          [John Doe] Age:[35] Sex:[Male]

ANNUITANT:      [Annuitant is the same as Owner for TSA] [John Doe]

                Age:[35]            Sex:[Male]

CONTRACT:        [XXXX]

ENDORSEMENTS ATTACHED:     [2002TSATRS-TX ]

ISSUE DATE:     [June 5, 2002]

CONTRACT DATE:  [June 5, 2002]

ANNUITY COMMENCEMENT DATE: [October 5, 2032]

THE MAXIMUM MATURITY AGE IS AGE 85 - SEE SECTION 7.03

BENEFICIARY:    [Jane Doe]


2002TSATRS-TX                                                       Data Page 1

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DATA PAGES (CONT'D.)

PART B - THIS PART LISTS THE CONTRACT TERMS WHICH AFFECT THE TYPE OF CONTRACT YOU HAVE.

INITIAL GUARANTEED INTEREST RATE            [4.50% THROUGH DECEMBER 31, 2002]
MINIMUM GUARANTEED INTEREST RATE            [4% THROUGH DECEMBER 31, 2002]
                                            3% AFTER DECEMBER 31, 2002
INVESTMENT OPTIONS AVAILABLE (SEE PART II); YOUR ALLOCATION PERCENTAGE
(UNTIL CHANGED) IS ALSO SHOWN:

   [INVESTMENT OPTION*                        TYPE      ALLOCATION PERCENTAGE**
    ------------------                        ----      ------------------------
o  ALLIANCE EQUITY INDEX                      TYPE A            [0%
o  ALLIANCE GROWTH & INCOME                   TYPE A            0%
o  ALLIANCE COMMON STOCK                      TYPE A            30%
o  ALLIANCE GLOBAL                            TYPE A            0%
o  ALLIANCE INTERNATIONAL                     TYPE A            0%
o  ALLIANCE AGGRESSIVE STOCK                  TYPE A            20%
o  ALLIANCE GROWTH INVESTORS                  TYPE A            0%
o  ALLIANCE BALANCED                          TYPE A            0%
o  ALLIANCE SMALL CAP GROWTH                  TYPE A            0%
o  EQ/ALLIANCE PREMIER GROWTH                 TYPE A            0%
o  ALLIANCE CONSERVATIVE INVESTORS            TYPE B            0%
o  ALLIANCE MONEY MARKET                      TYPE B            0%
o  ALLIANCE INTERMEDIATE GOV'T. SECURITIES    TYPE B            0%
o  ALLIANCE QUALITY BOND                      TYPE B            0%
o  ALLIANCE HIGH YIELD                        TYPE B            0%
o  CAPITAL GUARDIAN RESEARCH                  TYPE A            0%
o  CAPITAL GUARDIAN US EQUITY                 TYPE A            0%
o  EQ/EVERGREEN FUND                          TYPE A            0%
o  EQ/EVERGREEN FOUNDATION FUND               TYPE A            0%
o  T. ROWE PRICE INTERNATIONAL STOCK          TYPE A            0%
o  T. ROWE PRICE EQUITY INCOME                TYPE A            0%
o  EQ/PUTNAM GROWTH & INCOME VALUE            TYPE A            0%
o  EQ/PUTNAM BALANCED                         TYPE A            0%
o  MFS RESEARCH                               TYPE A            0%
o  MFS GROWTH WITH INCOME                     TYPE A            0%
o  MFS EMERGING GROWTH COMPANIES              TYPE A            0%
o  MORGAN STANLEY EMERGING MARKETS EQUITY     TYPE A            0%
o  FI SMALL /MID CAP VALUE                    TYPE A            0%
o  MERRILL LYNCH WORLD STRATEGY               TYPE A            0%
o  MERRILL LYNCH BASIC VALUE EQUITY           TYPE A            0%
o  GUARANTEED INTEREST ACCOUNT                N/A               20%
o  FIXED MATURITY OPTIONS (FMO)               TYPE B            30%]

                                              TOTAL:            100%]

o  [FMO PERIODS      RATES                       FMO PERIODS        RATES
   JUNE 13, 2003     3.00%                       JUNE 13, 2008      4.75%
   JUNE 15, 2004     3.00%                       JUNE 15, 2009      5.05%
   JUNE 15, 2005     3.40%                       JUNE 15, 2010      5.40%
   JUNE 15, 2006     3.90%                       JUNE 15, 2011      5.65%
   JUNE 15, 2007     4.35%                       JUNE 15, 2012      %]

   *INVESTMENT OPTIONS SHOWN ARE INVESTMENT FUNDS OF OUR SEPARATE ACCOUNT
    [A], EXCEPT THE FIXED MATURITY OPTIONS WHICH ARE IN OUR SEPARATE ACCOUNT NO.[48.].
  **SEE SECTION 3.01

2002TSATRS-TX                                                       Data Page 2

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CONTRIBUTION LIMITS (SEE SECTION 3.02):

In addition to the maximum limits set by law as described in the Endorsement Applicable to TSA Contracts, we may refuse to accept any Contribution that is less than $20.

TRANSFER REQUESTS (SEE SECTION 4.01):

If you have elected the Guaranteed Interest Option and any Type B Investment Option, whether or not amounts have actually been placed in any such Option, then the maximum amount that may be transferred from the Guaranteed Interest Option to any other Investment Option in any Contract Year is:

(a) 25% of the amount you have in the Guaranteed Interest Option on the last day of the prior Contract Year or, if greater,

(b) the total of all amounts transferred at your request from the Guaranteed Interest Option to any of the other Investment Options in the prior Contract Year.

MINIMUM TRANSFER AMOUNT (SEE SECTION 4.01): $300 or the Annuity Account Value in an investment option if less.

MINIMUM WITHDRAWAL AMOUNT (SEE SECTION 5.01): $300 or the Annuity Account Value if less.

MINIMUM AMOUNT OF ANNUITY ACCOUNT VALUE AFTER A WITHDRAWAL (SEE SECTION 5.02):
$500.

DEATH BENEFIT AMOUNT (SEE SECTION 6.01):

The death benefit is equal to the greater of (1) the Annuity Account Value less any outstanding loan and (2) the minimum death benefit. The minimum death benefit is the sum of all Contributions (before reduction for any applicable tax charge) less any withdrawals made and associated withdrawal charges, if any, and repayment of any outstanding loan balance. Any such withdrawal will reduce the minimum death benefit (as adjusted by any previous such withdrawal) by an amount which is in the same proportion as the amount that was withdrawn is to the Annuity Account Value.

NORMAL FORM OF ANNUITY (SEE SECTION 7.04):

The Normal Form of Annuity is the Life Period Certain.

MINIMUM AMOUNT TO BE APPLIED FOR AN ANNUITY (SEE SECTION 7.05):

$2,000, as well as a minimum of $20 for an initial monthly annuity payment.

INTEREST RATE TO BE APPLIED OR MISSTATEMENT OF AGE OR SEX (SEE SECTION 7.06):

6% per year.

2002TSATRS-TX                                                       Data Page 3


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WITHDRAWAL CHARGE (SEE SECTION 8.01):

The withdrawal charge equals the lesser of (a) or (b) where:

(a)  equals

     6% during Contract Year 1              4.50% during Contract Year 7
     5.75% during Contract Year 2           4.25% during Contract Year 8
     5.50% during Contract Year 3           4.00% during Contract Year 9
     5.25% during Contract Year 4           3.00% during Contract Year 10
     5.00% during Contract Year 5           1.00% during Contract Year 11
     4.75% during Contract Year 6           1.00% during Contract Year 12


     of the excess of (i) the Annuity Account Value over (ii) the Free Corridor Amount and

(b) is the excess, if any, of (i) 8% of the total Contributions made on your behalf during the current Contract Year and the nine preceding Contract Years over (ii) the cumulative total of any prior charges for partial withdrawals.

However, notwithstanding the above, if you are age 60 or older on the Contract Date, the withdrawal charges in Contract Year 5 shall not exceed 5% of the excess of the Annuity Account Value over the Free Corridor Amount. If withdrawals are made from this Contract prior to the Annuity Commencement Date, any applicable tax charges we have paid may be deducted. If we have previously deducted charges for applicable taxes from Contributions, we will not again deduct charges for the same taxes on withdrawals, unless a change in applicable law has occurred with respect to the Contract.


FREE CORRIDOR AMOUNT (SEE SECTION 8.01):

The Free Corridor Amount means an amount equal to the excess, if any, of (i) 10% of the sum of the Annuity Account Value on the Transaction Date over (ii) cumulative prior withdrawals made in the current Contract Year or repayment of interest or principal on a loan in the current Contract Year.

NO WITHDRAWAL CHARGES WILL APPLY IN THESE EVENTS, EACH OF WHICH OCCURS AFTER THE CONTRACT DATE:

(1) Your attainment of age 59 and 6 months, and the completion of at least five Contract Years, or

(2)  You die and a distribution is made to the beneficiary, or

(3) Your attainment of age 55, the completion of at least five Contract Years and the receipt by us of a properly completed settlement election form providing for the application of the Annuity Account Value to purchase an Eligible Annuity Certain, defined in Section 1.14, or

(4) the completion of at least three Contract Years and the receipt by us of a properly completed settlement election form providing for the application of the Annuity Account Value to purchase a Period Certain Annuity where the certain period of such annuity is at least ten years, or

(5) the receipt by us of a properly completed settlement election form providing for the application of the Annuity Account Value to purchase a Life Annuity distribution option, or

(6) Your attainment of age 55, the completion of at least five Contract Years, and separation from service, or

(7)  Your completion of at least twelve Contract Years.


ADMINISTRATIVE AND OTHER CHARGES (SEE SECTION 8.02):

     The lesser of $30 or 2% of the Annuity Account Value plus any amount previously withdrawn during that Contract Year. This amount may be increased to a maximum of $50 in accordance with Section 8.02.

     No Administrative Charge will apply if the Annuity Account Value is $25,000 or more at the end of the Contract Year.

2002TSATRS-TX                                                       Data Page 4


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     The charge will be allocated among the Investment Options in proportion to the amounts in the Investment Options. For this purpose, any loan reserve amount is included within the Guaranteed Interest Option. The portion of the charge attributable to the Guaranteed Interest Option and any loan reserve account will be first withdrawn from the Guaranteed Interest Option and then, if the amount in the Guaranteed Interest Option is not sufficient, the remaining allocation will be withdrawn from the portion of the loan reserve account that earns interest at the Guaranteed Interest Rate.

     Charges for state premium and other applicable taxes will be deducted from the amount to provide an Annuity Benefit under Section 7.02. No premium taxes currently apply to Texas annuity contracts.

SEPARATE ACCOUNT CHARGE (SEE SECTION 8.04):

Currently, we charge 1.40% for the EQ/Balanced, EQ/Alliance Common Stock and EQ/Alliance Money Market Variable Investment Options. This charge may be increased to a maximum of 1.49%.

We charge 1.34% for all other Variable Investment Options.

For the EQ/Aggressive Stock, EQ/Balanced, EQ/Alliance Common Stock and EQ/Alliance Money Market Variable Investment Options, the total Separate Account charge when added with the Portfolio fees, charges and expenses will not exceed 1.75%.

For all other Variable Investment Options the total Separate Account Charge when added with the Portfolio fees, charges and expenses will not exceed 2.75%, unless a higher rate is permitted by the Teacher Retirement System of Texas.

2002TSATRS-TX                                                       Data Page 5